Exhibit 99.1

CONTACTS:	James Winschel, Senior Vice-President and Chief Financial Officer Jill Baker, Vice President of Investor Relations (781) 434-4118
     PAREXEL REPORTS FIRST QUARTER FISCAL 2007 FINANCIAL RESULTS
First Quarter Highlights:
•	Service revenue of $165.1 million exceeds 19% growth year-over-year

•	Revenue in Clinical Research Services of $120.2 million grows 21% year-over-year

•	Diluted earnings per share of $0.25
Boston, MA, October 25, 2006 – PAREXEL International Corporation (NASDAQ: PRXL) today announced its financial results for the first quarter ended September 30, 2006.
For the three months ended September 30, 2006, PAREXEL’s consolidated service revenue increased 19.3% to $165.1 million compared with $138.4 million in the prior year period. The Company reported operating income of $11.3 million, or 6.9% of service revenue, versus operating income of $5.0 million, or 3.6% of service revenue in the comparable quarter of the prior year. Net income for the quarter totaled $7.0 million, or $0.25 per diluted share, compared with net income of $3.3 million, or $0.13 per diluted share, for the quarter ended September 30, 2005, an earnings per share growth of 92.3%.
Earnings per share grew 56.3% when calculated using proforma numbers for the quarter ended September 30, 2005. Proforma results for the first quarter of Fiscal 2005 ending September 30, 2005, exclude a special charge of $1.6 million in conjunction with the buy-back of the Perceptive minority interest partly offset by a $0.7 million net reduction to the restructuring reserve, which resulted in operating income of $5.9 million, net income of $4.1 million, and diluted earnings per share of $0.16.
On a segment basis, consolidated service revenue for the first quarter of Fiscal 2007 was $120.2 million in Clinical Research Services (CRS), $29.3 million in PAREXEL Consulting and Medical Communications Services (PCMS), and $15.5 million in Perceptive Informatics, Inc.
PAREXEL’s backlog increased 53% year-over-year, and 9% sequentially, to approximately $1.2 billion at the end of the September quarter. As of June 30, 2006, PAREXEL’s backlog totaled $1.1 billion. Adding the September quarter’s gross new business wins of $283.0 million to that amount, and subtracting $165.1 million in current quarter service revenue and $15.6 million in cancellations, left the Company with a record backlog of nearly $1.2 billion as of September 30, 2006. Subsequent to the end of the quarter, the company received notice that a clinical trials contract in the $50 million range is highly likely to be cancelled. The impact of this cancellation will be reflected in the second quarter backlog.
Mr. Josef H. von Rickenbach, PAREXEL’s Chairman and Chief Executive Officer stated, “During the first quarter we continued to execute well against our targets, and achieved revenue growth of more than 19% year-over-year for the company overall, and growth of 21% in the Clinical Research Services segment. With regard to our U.S. operations, backlog growth in the quarter was strong. As revenue from these projects is combined with the financial results from the previously announced acquisition of California Clinical Trials, we expect that our U.S. operations will again return to sustained profitability. Overall, the market environment for our services continues to remain positive, and we were especially pleased with the strong new business wins achieved by our sales team.”
The Company issued forward-looking guidance for the second quarter of Fiscal 2007 (ending December 31, 2006), and for Fiscal 2007. The guidance assumes that the previously noted $50 million contract will be cancelled and also assumes that the acquisition of California Clinical Trials Medical Group and Behavioral and Medical Research (“CCT/BMR”) which was announced on October 12, 2006 will close during the second quarter. For the second quarter, the Company anticipates reporting consolidated service revenue in the range of $175 to $180 million and earnings per diluted share in the range of $0.27 to $0.30. For Fiscal 2007, consolidated service revenue is expected to be in the range of $717 to $737 million (using recent exchange rates) and earnings per diluted share is projected to be in the range of $1.16 and $1.26 (versus previously issued revenue guidance of $700 to $720 million, and earnings per diluted share of $1.12 to $1.22). The CCT/BMR acquisition is expected to add approximately $5 million in revenue and $0.00 to $0.01 per diluted share during the second quarter, and $23 to $27 million in revenue and $0.02 to $0.03 per diluted share for the entire Fiscal year.
The Company believes that presenting the proforma information contained in the financial tables and in this press release assists investors and others in gaining a better understanding of its core operating results and future prospects, especially when comparing such results to previous periods or forecasted guidance. Management uses this proforma information, in addition to the GAAP information, as the basis for measuring the Company’s core operating performance and comparing such performance to that of prior periods and to the performance of its competitors. Such measures are also used by management in its financial and operating decision-making. Proforma information is not meant to be considered superior to or a substitute for the Company’s results of operations prepared in accordance with GAAP. A reconciliation of GAAP results with proforma results may be found in the attached financial tables.
A conference call to discuss PAREXEL’s first quarter earnings, business, and financial outlook will begin at 10 a.m. ET Thursday, October 26th and will be broadcast live over the internet via webcast. The webcast may be accessed in the “Webcasts” portion of the Investor Relations section of the Company’s website at http://www.parexel.com. Users should follow the instructions provided to assure that the necessary audio applications are downloaded and installed. A replay of this webcast will be archived on the website approximately two hours after the call and will continue to be accessible for approximately one year following the live event. To participate via telephone, dial 612-288-0318 and ask to join the PAREXEL quarterly conference call.
About the Company
PAREXEL is one of the largest biopharmaceutical outsourcing organizations in the world, providing a broad range of knowledge-based contract research, medical marketing and consulting services to the worldwide pharmaceutical, biotechnology and medical device industries. With a commitment to providing solutions that expedite time-to-market and peak market penetration, PAREXEL has developed significant expertise in clinical trials management, data management, biostatistical analysis, medical marketing, clinical pharmacology, regulatory and medical consulting, industry training and publishing and other drug development consulting services. Its information technology subsidiary, Perceptive Informatics, Inc., develops and offers a portfolio of innovative technology-based products and services that facilitate clinical drug development and are designed to decrease time to peak sales. The technology portfolio includes web-based portal solutions and tracking tools, Interactive Voice Response Systems (IVRS), Clinical Trial Management Systems (CTMS), electronic diary and investigator database solutions. Perceptive also offers advanced medical diagnostics services to assess rapidly and objectively the safety and efficacy of new drugs, biologics, and medical devices in clinical trials. PAREXEL’s integrated services, therapeutic area depth and sophisticated information technology, along with its experience in global drug development and product launch services, represent key competitive strengths. Headquartered near Boston, MA, PAREXEL operates in 51 locations throughout 40 countries around the world, and has 5,860 full-time employees.
This release contains “forward-looking” statements regarding future results and events, including, without limitation, statements regarding expected financial results, future growth and customer demand, such as the guidance provided by the Company with respect to the second quarter and full year of Fiscal 2007. For this purpose, any statements contained herein that are not statements of historical fact may be deemed forward-looking statements. Without limiting the foregoing, the words “believes”, “anticipates”, “plans”, “expects”, “intends”, “appears”, “estimates”, “projects”, “targets” and similar expressions are also intended to identify forward-looking statements. The forward-looking statements in this release involve a number of risks and uncertainties. The Company’s actual future results may differ significantly from the results discussed in the forward-looking statements contained in this release. Important factors that might cause such a difference include, but are not limited to, risks associated with: actual operating performance; actual expense savings and other operating improvements resulting from recent restructurings; the loss, modification, or delay of contracts which would, among other things, adversely impact the Company’s recognition of revenue included in backlog; the Company’s dependence on certain industries and clients; the Company’s ability to win new business, manage growth and costs, and attract and retain employees; the Company’s ability to complete additional acquisitions and to integrate newly acquired businesses or enter into new lines of business; the impact on the Company’s business of government regulation of the drug, medical device and biotechnology industry; consolidation within the pharmaceutical industry and competition within the biopharmaceutical services industry; the potential for significant liability to clients and third parties; the potential adverse impact of health care reform; and the effects of exchange rate fluctuations and other international economic, political, and other risks. Such factors and others are discussed more fully in the section entitled “Risk Factors” of the Company’s Annual Report on Form 10-K for the period ended June 30, 2006 as filed with the SEC on September 8, 2006, which “Risk Factors” discussion is incorporated by reference in this press release. The forward-looking statements included in this press release represent the Company’s estimates as of the date of this release. The Company specifically disclaims any obligation to update these forward-looking statements in the future. These forward-looking statements should not be relied upon as representing the Company’s estimates or views as of any date subsequent to the date of this press release.
PAREXEL is a registered trademark of PAREXEL International Corporation, and Perceptive Informatics is a trademark of Perceptive Informatics, Inc. All other names or marks may be registered trademarks or trademarks of their respective business and are hereby acknowledged.

PAREXEL International Corporation
Consolidated Condensed Statement of Operations
(In thousands, except per share data)

	Unaudited
	For the three months ended September 30,
	2006	2005
	As Reported	As Reported	Adjustments			Proforma
Service revenue	$165,057	$138,380				$138,380
Reimbursement revenue	38,450	31,188				31,188

Total revenue	203,507	169,568	—			169,568

Costs and expenses:
Direct costs	109,221	93,623	(519)	(a	)	93,104
Reimbursable out-of-pocket expenses	38,450	31,188				31,188
Selling, general and administrative	38,039	34,051	(1,081)	(a	)	32,970
Depreciation and amortization	6,550	6,370				6,370
Restructuring expense (benefit)	(74)	(679)	679	(b	)	—

Income from operations	11,321	5,015	921			5,936

Other income	483	1,037				1,037

Income before income taxes	11,804	6,052	921			6,973

Provision for income taxes	4,816	3,078	107			3,185
Effective tax rate	40.8%	50.9%				45.7%

Minority interest expense (benefit)	11	(344)				(344)

Net income	$6,977	$3,318	$814			$4,132

Earnings per common share:
Basic	$0.26	$0.13				$0.16
Diluted	$0.25	$0.13				$0.16

Shares used in computing earnings per common share:
Basic	27,052	26,419				26,419
Diluted	27,930	26,529				26,529
Balance Sheet Information

	(Preliminary)
	Sept 30,	June 30,	Sept 30,
	2006	2006	2005
Billed accounts receivable, net	$173,100	$152,175	$130,117
Unbilled accounts receivable, net	122,555	119,888	89,952
Deferred revenue	(156,573)	(139,836)	(134,745)

Net receivables	$139,082	$132,227	$85,324

Cash and marketable securities	$84,217	$92,749	$87,973
Working capital	$140,570	$131,552	$121,413
Total assets	$554,947	$538,633	$478,717
Stockholders’ equity	$260,237	$248,763	$211,175

(a)	Represents a special charge for compensation expense in conjunction with the acquisition of the Perceptive minority interest.

(b)	Represents a $1.2 million reduction to the existing restructuring reserve as a result of changes in assumptions related to the June 2005 restructuring charge, which was partially offset by $0.5 million in new severance-related restructuring activity.

PAREXEL International Corporation
($ in thousands)

	For the three months ended
	September 30,
	2006	2005			2005
	As Reported	As Reported	Adjustments		Proforma
Revenue by Segment

Clinical Research Services (CRS)

Service revenue	$120,236	$99,348			$99,348
% of total service revenue	72.8%	71.8%			71.8%
Gross profit	$41,079	$32,226			$32,226
Gross margin % of service revenue	34.2%	32.4%			32.4%

PAREXEL Consulting & MedCom Services (PCMS)

Service revenue	$29,310	$26,745			$26,745
% of total service revenue	17.8%	19.3%			19.3%
Gross profit	$8,637	$7,979			$7,979
Gross margin % of service revenue	29.5%	29.8%			29.8%

Perceptive Informatics, Inc. (PII)

Service revenue	$15,511	$12,287			$12,287
% of total service revenue	9.4%	8.9%			8.9%
Gross profit	$6,120	$4,552	$519	(a)	$5,071
Gross margin % of service revenue	39.5%	37.0%			41.3%

Total service revenue	$165,057	$138,380			$138,380
Total gross profit	$55,836	$44,757	$519	(a)	$45,276
Gross margin % of service revenue	33.8%	32.3%			32.7%

Revenue by Geography

United States	$59,013	$50,385
Europe	94,137	80,739
Asia and other	11,907	7,256

Total service revenue	165,057	138,380

Quarterly Supplemental Financial Data

Total revenue	$203,507	$169,568
Investigator fees	29,816	16,980

Gross revenue	$233,323	$186,548

DSO	55	42

Capital expenditures	$8,578	$6,081

(a)	Represents a special charge for compensation expense in conjunction with the acquisition of the Perceptive minority interest